EXHIBIT 6.45



                              GRID PROMISSORY NOTE

DUE DATE:  ON DEMAND AS PROVIDED

FOR VALUE RECEIVED, iQ POWER TECHNOLOGY INC. (the "Debtor") of 1111 West Hastings Street, Suite 708-A, Vancouver, BC, Canada, V6E 2J3, PROMISES TO PAY ON DEMAND MADE NO EARLIER THAN ONE MONTH FOLLOWING ADVANCE to the order of

                                   JOHN LAWSON
                                (the "Creditor")
             at 527 Chemin de L'Anse, Vaudreuil-Dorion, PQ, J7V 3P8

the LESSER OF:

     a. the principal sum of C$300,000 together with interest as determinable below; and

     b. the unpaid balance of all advances made by the Creditor to the Debtor as recorded by the Creditor on the grid on the Schedule hereto and, if one or more grids are attached hereto, on the grids sequentially numbered from such grid together with interest as determinable below.

The principal sum outstanding hereunder shall bear INTEREST calculated on a monthly basis and payable monthly as well after as before demand of payment or judgment or both at a rate per annum equal to 24% and interest as aforesaid shall also be payable on OVERDUE INTEREST.

Principal or interest or any portion thereof may be prepaid.

All payments shall be applied firstly against interest on accrued interest, secondly against accrued interest, and thirdly against the portion or portions of the principal sum which has or have been outstanding for the longest time.

The Debtor hereby waives presentment for payment, notice of dishonour, protest, notice of protest, demand and all other notices or formalities to which it might be entitled, agrees that at or after maturity the holders may extend the time of payment of the whole or any part of the amount due at the request of any person then liable, and agrees that the venue of any suit instituted may, at the option of the holder of this Note, be laid in Vancouver, British Columbia. This Grid Promissory Note is governed by and shall be construed in accordance with the laws of the Province of British Columbia.

If it shall become necessary for the recovery of any amount due upon this Grid Promissory Note to place the same in the hands of an attorney, the Debtor promises to pay the costs of collection, including a reasonable attorney's fee, and in the further event if suit shall be commenced for the recovery of any amount due upon this Note, the Debtor agrees to pay, in addition to the costs provided by statute, such additional sum as the court may adjudge reasonable as attorney's fees in such suit, and the whole of the judgment so rendered, including attorney's fees and costs of suit, shall bear interest as aforesaid from its due date until paid, and such may be so provided in said judgment.

Entries recorded by the Creditor or its employees on the Schedule to this Grid Promissory Note and on the grids sequentially numbered therefrom shall be prima facie evidence unless within 30 days of receipt of a copy of the entries made on the grids (the "Entries") the Debtor claims and establishes that an error has been made. The Debtor shall receive a copy of the Entries from time to time and the failure of the Debtor to claim and establish an error in the Entries within 30 days from receipt of a copy of the Entries shall preclude the Debtor from objecting to the Entries thereafter, and the Entries shall then be admissible in any proceedings as full and conclusive evidence of the principal sum advanced and due hereunder and shall be binding on the Debtor to the same extent and effect as though all the Entries had been made by the Debtor.

The Debtor acknowledges that, notwithstanding the state of the Grid Schedule hereto, the actual recording of the amount of any advance by the Creditor to the Debtor in the books of the Creditor shall be conclusive evidence of the Debtor's indebtedness and liability from time to time to the Creditor and that the failure of the Creditor to record the same in such books or on the grid set out on the Grid Schedule to this Grid Promissory Note shall not affect the obligation of the Debtor to pay or repay such indebtedness and liability.

The Debtor has requested that this agreement and all related documents be drawn up in the English language with which request the Creditor agrees. Le Debtor a demande que le present contrat ainsi que toute la documentation d'accompagnement soient rediges en anglais, requete a laquelle le Creditor consent.

Executed at Vancouver, B.C., effective December 27, 2000.




SIGNED, SEALED AND DELIVERED by         )        iQ POWER TECHNOLOGY INC.
iQ POWER TECHNOLOGY INC.                )
in the presence of:                     )        /s/ Greg Sasges
                                        )        ---------------------------
/s/ [ILLEGIBLE]                         )        authorized signature
---------------------------------       )
Witness                                 )         /s/ Russ French
                                        )        ---------------------------
708 - 1111 W. Hastings St.              )        authorized signature
---------------------------------       )
Address                                 )
                                        )
Van. BC V6E 2J3                         )
---------------------------------       )
Postal Code                             )

                                  GRID SCHEDULE
          (to C$300,000 Promissory Note from iQ Power Technology Inc.)


                               Amount           Amount of Principal           Unpaid          Notation of Creditor
                                 of                    Repaid                Principal                 and
        Date                   Advance                                        Balance               of Debtor
------------------------ ---------------------- ----------------------- ---------------------- ----------------------
Dec. 27, 2000               C$100,000                                                           Initialed
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Jan. 10, 2001               DM $100,000                                                         Initialed
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Jan. 29, 2001               C$100,000                                                           Initialed
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------

------------------------- ---------------------- ----------------------- ---------------------- ----------------------